Exhibit 4.1

FOURTH AMENDED AND RESTATED

DECLARATION OF TRUST

AND

TRUST AGREEMENT

OF

BITCOIN INVESTMENT TRUST

Dated as of [●], 2017

By and Among

GRAYSCALE INVESTMENTS, LLC

DELAWARE TRUST COMPANY

(formerly known as CSC Trust Company of Delaware)

and

THE SHAREHOLDERS

FROM TIME TO TIME HEREUNDER

i

ARTICLE IX

FISCAL YEAR

SECTION 9.1	Fiscal Year	29

ARTICLE X

AMENDMENT OF TRUST AGREEMENT; MEETINGS

SECTION 10.1	Amendments to the Trust Agreement	29
SECTION 10.2	Meetings of the Trust	30
SECTION 10.3	Action Without a Meeting	30

ARTICLE XI

TERM

SECTION 11.1	Term	31

ARTICLE XII

TERMINATION

SECTION 12.1	Events Requiring Dissolution of the Trust	31
SECTION 12.2	Distributions on Dissolution	32
SECTION 12.3	Termination; Certificate of Cancellation	33

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1	Governing Law	33
SECTION 13.2	Provisions In Conflict With Law or Regulations	34
SECTION 13.3	Merger and Consolidation	34
SECTION 13.4	Construction	34
SECTION 13.5	Notices	34
SECTION 13.6	Counterparts	35
SECTION 13.7	Binding Nature of Trust Agreement	35
SECTION 13.8	No Legal Title to Trust Estate	35
SECTION 13.9	Creditors	36
SECTION 13.10	Integration	36
SECTION 13.11	Goodwill; Use of Name	36

EXHIBIT A Form of Certificate of Trust of Bitcoin Investment Trust	A-1

EXHIBIT B Form of Participant Agreement	B-1

BITCOIN INVESTMENT TRUST

FOURTH AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This FOURTH AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of BITCOIN INVESTMENT TRUST is made and entered into as of the [    ] day of [    ], 2017, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, DELAWARE TRUST COMPANY (formerly known as CSC Trust Company of Delaware), a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Third Amended and Restated Declaration of Trust and Trust Agreement dated as of January 1, 2016 (the “Existing Agreement”);

WHEREAS, the Sponsor and the Trustee wish to amend the Existing Agreement pursuant to Section 10.1 thereof, with such amendment to be effective immediately upon the effectiveness of the Registration Statement (as defined herein).

NOW, THEREFORE, pursuant to Section 10.1 of the Existing Agreement, the Trustee and the Sponsor hereby amend and restate the Existing Agreement in its entirety as set forth below.

ARTICLE I

DEFINITIONS; THE TRUST

SECTION 1.1 Definitions. As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Additional Trust Expenses” has the meaning set forth in Section 6.8(b).

“Administrator” means BNY Mellon or any other Person from time to time engaged by the Sponsor to assist in the administration of the Shares.

“Administrator Fee” means the fee payable to the Administrator for services it provides to the Trust, which the Sponsor shall pay the Administrator as a Sponsor-paid Expense.

“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Annual Report” means the Trust’s annual report on Form 10-K prepared in accordance with the rules and regulations of the SEC.

“Basket” means a block of 100 Shares.

“Basket Bitcoin Amount” means, on any Trade Date, the number of Bitcoins required as of such Trade Date for a Creation Basket or Redemption Basket, as determined by dividing (x) the number of Bitcoins owned by the Trust at 4:00 p.m. (New York time) on such Trade Date, after deducting the number of Bitcoins representing the U.S. Dollar value of accrued but unpaid fees and expenses of the Trust (in the case of any such fee and expense other than the Sponsor Fee, converted using the Bitcoin Index Price at such time, and carried to the eighth decimal place), by (y) the number of Shares outstanding at such time, and multiplying the quotient so obtained by 100.

“Bitcoin” means a type of digital commodity based on the cryptographic protocols used by the decentralized, peer-to-peer bitcoin computer network.

“Bitcoin Account” means, collectively, the Wallet Account, the Vault Account and any subaccounts associated therewith.

“Bitcoin Holdings” means, at any time, the aggregate U.S. Dollar value of the Trust’s Bitcoins less the Trust’s liabilities (including estimated accrued but unpaid fees and expenses), as calculated according to Section 8.4.

“Bitcoin Index Price” has the meaning assigned to such term as provided in the Prospectus.

“Business Day” means each weekday on which banks are open in New York, New York.

“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, in the form attached hereto as Exhibit A, filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

“Covered Person” means the Sponsor and its Affiliates and their respective members, managers, directors, officers, employees, agents and controlling persons.

“Creation Basket” means a Basket issued by the Trust in exchange for the deposit of the Total Basket Bitcoin Amount.

“Creation Order” has the meaning assigned thereto in Section 3.2(a)(i).

“Creation Settlement Date” means, with respect to any Creation Order, the Business Day following the Trade Date for such Creation Order.

“Custodian” means Xapo, Inc., or any other Person from time to time engaged to provide custodian services or related services to the Trust pursuant to authority delegated by the Sponsor.

“Custodian Fee” means the fee payable to the Custodian for the services it provides to the Trust, which the Sponsor shall pay to the Custodian as a Sponsor-paid Expense.

“DCG” means Digital Currency Group, Inc., a Delaware corporation.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time-to-time.

“Distributor” means ALPS Portfolio Solutions Distributor, Inc. or any other Person from time to time engaged to provide distribution services or related services to the Trust pursuant to authority delegated by the Sponsor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Withdrawal” has the meaning set forth in Section 12.1(f) hereof.

“Expenses” has the meaning set forth in Section 2.4.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of Treasury.

“Fiscal Year” has the meaning set forth in Article IX hereof.

“GAAP” means U.S. generally accepted accounting principles.

“Indemnified Persons” has the meaning assigned to such term in Section 2.4.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Limited Owner” means any Shareholder other than the Sponsor.

“Liquidating Trustee” has the meaning assigned thereto in Section 13.2.

“Liquidity Provider” means an entity eligible to facilitate creations or redemptions of Shares on behalf of a Participant in exchange for cash that has entered into a Participant Agreement and has access to a Liquidity Provider Account.

“Liquidity Provider Account” means, with respect to any Liquidity Provider, a bitcoin wallet address known to the Custodian as belonging to such Liquidity Provider.

“Marketing Agent” means ALPS Portfolio Solutions Distributor, Inc. or any other Person from time to time engaged by the Sponsor to assist in the marketing of the Shares.

“Marketing Fee” means the fee payable to the Marketing Agent for services it provides to the Trust, which the Sponsor shall pay the Marketing Agent as a Sponsor-paid Expense.

“NYSE Arca” means NYSE Arca, Inc.

“PA Procedures” has the meaning assigned thereto in Section 3.2(a).

“Participant” means a Person that (i) is a registered broker-dealer, (ii) has entered into a Participant Agreement with the Sponsor and the Trust, and (iii) has access to a Participant Self-Administered Account.

“Participant Agreement” means an agreement among the Trust, the Sponsor and a Participant, substantially in the form of Exhibit B hereto, as it may be amended or supplemented from time to time in accordance with its terms.

“Participant Self-Administered Account” means, with respect to any Participant, a Bitcoin wallet address known to the Custodian as belonging to such Participant.

“Percentage Interest” shall be a fraction, the numerator of which is the number of any Shareholder’s Shares and the denominator of which is the total number of Shares of the Trust outstanding as of the date of determination.

“Person” means any natural person and any partnership, limited liability company, statutory trust, corporation, association, or other legal entity.

“Prospectus” means the Trust’s most recent prospectus that has been filed with the SEC as a part of the Registration Statement.

“Quarterly Report” means the Trust’s quarterly report on Form 10-Q prepared pursuant to the rules and regulations of the SEC.

“Redemption Basket” means a Basket redeemed by the Trust in exchange for Bitcoins in an amount equal to the Total Basket Bitcoin Amount.

“Redemption Order” has the meaning assigned thereto in Section 5.1(a).

“Redemption Settlement Date” means, with respect to any Redemption Order, the second Business Day following the Trade Date for such Redemption Order.

“Registration Statement” means the current registration statement of the Trust, as filed with the SEC, as the same may at any time and from time to time be amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Sponsor” means Grayscale Investments, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Sponsor-paid Expense” and “Sponsor-paid Expenses” have the meaning set forth in Section 6.8(a)(iv).

“Sponsor’s Fee” has the meaning set forth in Section 6.8(a)(i).

“Trade Date” means, for any Creation Order or Redemption Order, the Business Day on which the Basket Bitcoin Amount with respect to such Creation Order or Redemption Order is determined in accordance with the PA Procedures.

“Transfer Agent” means The Bank of New York Mellon, a New York corporation, or any other Person from time to time engaged to provide such services or related services to the Trust pursuant to authority delegated by the Sponsor.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Total Basket Bitcoin Amount” means, with respect to any Creation Order or Redemption Order, the applicable Basket Bitcoin Amount multiplied by the number of Creation Baskets or Redemption Baskets, as specified in the applicable Creation Order or Redemption Order.

“Trust” means Bitcoin Investment Trust, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Fourth Amended and Restated Declaration of Trust and Trust Agreement, as it may at any time or from time-to-time be amended.

“Trustee” means Delaware Trust Company (formerly known as CSC Trust Company of Delaware), its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Estate” means the all the Bitcoins on deposit in the Bitcoin Account, and all proceeds from the sale of Bitcoins pending use of such cash for payment of Additional Trust Expenses or distribution to the Shareholders, as well as any rights of the Trust pursuant to any agreements, other than this Trust Agreement, to which the Trust is a party.

“Shareholder” means any Person that owns Shares.

“Shares” means the common units of fractional undivided beneficial interest in the profits, losses, distributions, capital and assets of, and ownership of, the Trust. Shares may be owned by the Sponsor or a Limited Owner.

“U.S. Dollar” means United States dollars.

“Vault Account” means one or more cold storage accounts in the name of the Sponsor and of the Trust held for the safekeeping of the Trust’s Bitcoins.

“Wallet Account” means one or more wallets in the name of the Sponsor and of the Trust held for the deposit and withdrawal of Bitcoins.

SECTION 1.2 Name.

(a) The name of the Trust is “Bitcoin Investment Trust” in which name the Trustee and the Sponsor cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.

SECTION 1.3 Delaware Trustee; Offices.

(a) The sole Trustee of the Trust is Delaware Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Shareholders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address.

(b) The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at c/o Grayscale Investments, LLC, 636 Avenue of the Americas, 3rd Floor, New York, New York 10011.

SECTION 1.4 Declaration of Trust.

The Trust Estate shall be held in trust for the Shareholders. It is the intention of the parties hereto that the Trust shall be a statutory trust, under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that is treated as a grantor trust for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint stock association. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

SECTION 1.5 Purposes and Powers.

The purposes of the Trust shall be to accept subscriptions for Shares in Bitcoin in accordance with Article III hereof, to distribute Bitcoin upon redemptions of Shares in accordance with Article VI hereof, and to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. The Trust shall not engage in any business activity and shall not acquire or own any assets other than Bitcoin or cash from the sale of Bitcoin pending use of such cash for payment of Additional Trust Expenses or distribution to the Shareholders, as provided in this Trust Agreement, or take any of the actions set forth in Section 6.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement. Nothing in this Trust Agreement shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders.

SECTION 1.6 Tax Treatment.

Each of the parties hereto, by entering into this Trust Agreement, (i) expresses its intention that, unless the IRS determines otherwise in a private letter ruling issued to the Trust or to the Sponsor on behalf of the Trust, this amendment of the Trust Agreement shall be treated for U.S. federal income tax purposes, and for all applicable state and local tax purposes, as the creation of a new trust through a contribution by the prior trust of all of its assets to the new trust and the assumption by the new trust of all of the prior trust’s liabilities, followed by a distribution by the prior trust of interests in the new trust in complete liquidation of the prior trust; (ii) the Shares will qualify under applicable tax law as interests in a grantor trust which holds the Trust Estate, (iii) agrees that it will file its own U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with clause (i) of this Section 1.6 and with the classification of the Trust as a grantor trust, and (iv) agrees to use reasonable efforts to notify the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a grantor trust.

SECTION 1.7 Legal Title.

Legal title to all of the Trust Estate shall be vested in the Trust as a separate legal entity; provided, however, that if applicable law in any jurisdiction requires legal title to any portion of the Trust Estate to be vested otherwise, the Sponsor may cause legal title to such portion of the Trust Estate to be held by or in the name of the Sponsor or any other Person (other than a Shareholder) as nominee.

ARTICLE II

THE TRUSTEE

SECTION 2.1 Term; Resignation; Removal.

(a) Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust. The Trust shall have only one Trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Trust is terminated or if the Sponsor removes the Trustee or the Trustee resigns. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware and shall at all times satisfy the requirements of Section 3807(a) of the Delaware Trust Statute and be authorized to exercise corporate trust powers under the laws of Delaware, having a combined capital, surplus and undivided profits of at least $50,000,000 and subject to supervision or examination by federal or state authorities. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Article II the combined capital, surplus and undivided profits of the Trustee shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Section 2.1, the Trustee shall resign promptly in the manner and with the effect specified in this Article II. The Trustee may have normal banking and trust relationships with the Sponsor and their respective affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust or (iii) any affiliate of any of them may be the Trustee hereunder. The Trust shall have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust.

(b) The Trustee is permitted to resign upon at least one hundred eighty (180) days’ notice to the Sponsor upon which date such resignation shall be effective.

(c) If at any time the Trustee shall cease to be eligible to serve as trustee of the Trust in accordance with the provisions of this Trust Agreement, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Sponsor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and the successor trustee. The Sponsor may at any time, upon thirty (30) days’ prior notice to the Trustee, remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by the Sponsor or its attorney-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one complete set to the successor so appointed.

SECTION 2.2 Powers.

Except to the extent expressly set forth in Section 1.3 and this Article, the duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Trust Statute, and (iii) any other duties specifically allocated to the Trustee in this Trust Agreement. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

SECTION 2.3 Compensation and Expenses of the Trustee.

The Trustee shall be entitled to receive from the Sponsor, as a Sponsor-paid Expense, reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Sponsor for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel, any experts and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder (together, the “Trust Expenses”). To the extent that the Sponsor fails to pay the Trust Expenses, the Trust will be responsible for such Trust Expenses.

SECTION 2.4 Indemnification.

(a) The Trust hereby agrees to be primary obligor and shall indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. If the Trust shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, DCG shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that DCG shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person. To the fullest extent permitted by law and by the requirement for treatment of the Trust as a grantor trust for tax purposes, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, DCG prior to the final disposition of any matter upon receipt by DCG of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Trust Agreement.

(b) As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Sponsor, DCG or any other Shareholder. The obligations of DCG and the Trust to indemnify the Indemnified Persons under this Section 2 shall survive the termination of this Trust Agreement.

SECTION 2.5 Successor Trustee.

Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. The successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, to the fullest extent permitted by law without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 2.6 Liability of Trustee. Except as otherwise provided in this Article II, in accepting the trust created hereby, Delaware Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Delaware Trust Company by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own fraud, gross negligence, bad faith or willful misconduct. In particular, but not by way of limitation:

(a) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, enforceability, collectability, location, existence, value or validity of the Trust Estate;

(b) The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in the Prospectus or in any other document issued or delivered in connection with the sale or transfer of the Shares;

(c) The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor or the Liquidating Trustee;

(d) The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Custodian or their respective delegates;

(e) The Trustee shall have no duty or obligation to supervise the performance of any obligations of the Sponsor, the Custodian or their respective delegates or any Participant;

(f) No provision of this Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder;

(g) Under no circumstances shall the Trustee be liable for any obligations of the Trust arising under this Trust Agreement or any other agreements to which the Trust is a party;

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor unless the Sponsor has offered to Delaware Trust Company (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by Delaware Trust Company (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby;

(i) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of, or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the actions of the Trustee contemplated by this Trust Agreement;

(j) To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or any other Person, the Trustee, acting under this Trust Agreement, shall not be liable to the Trust, the Shareholders or any other Person for its good faith reliance on the provisions of this Trust Agreement, and the provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustee; and

(k) The Trustee shall not be liable for punitive, exemplary, consequential or similar damages for a breach of the Trust Agreement under any circumstances.

SECTION 2.7 Reliance; Advice of Counsel. (a) In the absence of bad faith, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting or not acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to any such document; provided, however, that the Trustee shall have examined any certificates and opinions so as to reasonably determine compliance of such certificates and opinions with the requirements of this Trust Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that such resolution is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed in this Trust Agreement, the Trustee may for all purposes hereof rely on a certificate, signed by the president, any vice president, the treasurer or any other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b) In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Trust Agreement, the Trustee, at the expense of the Trust (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such Persons.

SECTION 2.8 Payments to the Trustee. Any amounts paid to the Trustee pursuant to this Article II shall be deemed not to be a part of the Trust Estate immediately after such payment. Any amounts owing to the Trustee under this Trust Agreement shall constitute a claim against the Trust Estate.

ARTICLE III

SHARES; CAPITAL CONTRIBUTIONS; CREATIONS AND ISSUANCE OF

CREATION BASKETS

SECTION 3.1 General. The Sponsor shall have the power and authority, without action or approval by the Limited Owners, to cause the Trust to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional Shares, calculated to one one-hundred-millionth of one Bitcoin. From time to time, the Sponsor may cause the Trust to divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust Estate, or in any way affecting the rights, of the Shareholders, without action or approval by the Limited Owners. The Trust shall issue Shares solely in exchange for contributions of Bitcoin (or for no consideration if pursuant to a Share distribution or split-up). All Shares when so issued shall be fully paid and non-assessable. Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

SECTION 3.2 Offer of Shares; Procedures for Creation and Issuance of Creation Baskets.

(a) General. The following procedures, as supplemented by the more detailed procedures specified in the Exhibits, annexes, attachments and procedures, as applicable, to each Participant Agreement (the “PA Procedures”), which may be amended from time to time in accordance with the provisions of the relevant Participant Agreement (provided that any such amendment shall not constitute an amendment of this Trust Agreement), shall govern the Trust with respect to the creation and issuance of Creation Baskets. Subject to the limitations upon, and requirements for, issuance of Creation Baskets stated herein and in the PA Procedures, the number of Creation Baskets that may be issued by the Trust is unlimited.

(i) On any Business Day, a Participant may place an order for one or more Creation Baskets (each, a “Creation Order”) in the manner provided in the PA Procedures.

(ii) The Sponsor or its delegate shall process Creation Orders only from Participants with respect to which a Participant Agreement is in full force and effect. The Sponsor or its delegate shall maintain and make available at the Trust’s principal offices during normal business hours a current list of the Participants with respect to which a Participant Agreement is in full force and effect.

(iii) The Trust shall create and issue Creation Baskets only in exchange for deposit with the Custodian on the applicable Creation Settlement Date of the applicable Total Basket Bitcoin Amount by the relevant Participant or Liquidity Provider, as applicable.

(iv) The Sponsor or its delegate has final determination of all questions as to the calculation of the Total Basket Bitcoin Amount at any time.

(v) Deposits other than those received from a Participant Self-Administered Account or a Liquidity Provider Account shall be rejected. The expense and risk of delivery, ownership and safekeeping of Bitcoins, until such Bitcoins have been received and not rejected by the Trust, shall be borne solely by the Participant or Liquidity Provider, as applicable.

(vi) Upon receipt of the Total Basket Bitcoin Amount, the Sponsor or its delegate shall (A) direct the Custodian to transfer the Total Bitcoin Basket Amount to the Vault Account, (B) direct the Transfer Agent to credit to the Participant’s account the number of Creation Baskets ordered by the Participant and (C) compensate the Liquidity Provider pursuant to the PA Procedures.

(vii) The Custodian may accept delivery of Bitcoins by such other means as the Sponsor, from time to time, may determine to be acceptable for the Trust.

(viii) If a successor to the Custodian shall be employed, the Trust and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 3.2.

(b) Rejection. The Sponsor or its delegate shall reject a Creation Order if the Creation Order is not in proper form as described in the relevant Participant Agreement or if the fulfillment of the Creation Order, in the opinion of its counsel, might be unlawful. The issuance of Creation Baskets may be suspended generally, or refused with respect to a particular Creation Order, during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Creation Orders. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Creation Order.

(c) Conflict. In the event of any conflict between the procedures described in this Section 3.2 and the PA Procedures, the PA Procedures shall control.

SECTION 3.3 Book-Entry-Only System.

Shares shall be held in book-entry form by the Transfer Agent. The Sponsor or its delegate shall direct the Transfer Agent to (i) credit or debit the number of Creation Baskets or Redemption Baskets to the account of the applicable Participant and (ii) issue or cancel Creation or Redemption Baskets, as applicable, at the direction of the Sponsor or its delegate.

SECTION 3.4 Assets of the Trust.

The Trust Estate shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and shall be so recorded upon the books of account of the Trust.

SECTION 3.5 Liabilities of the Trust.

The Trust Estate shall be charged with the liabilities of the Trust and with all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.

SECTION 3.6 Distributions.

(a) The Sponsor may, in its absolute discretion, cause the Trust to make distributions to the Shareholders from the Trust Estate at any time. If the Trust sells Bitcoins, any cash remaining after the payment of any Additional Trust Expenses shall promptly be distributed to the Shareholders.

(b) All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.

SECTION 3.7 Voting Rights.

Notwithstanding any other provision hereof, on each matter submitted to a vote of the Shareholders, each Shareholder shall be entitled to a proportionate vote based upon its Percentage Interest at such time.

SECTION 3.8 Equality.

All Shares shall represent an equal proportionate beneficial interest in the Trust Estate subject to the liabilities of the Trust, and each Share’s interest in the Trust Estate shall be equal to each other Share.

ARTICLE IV

TRANSFERS OF SHARES

SECTION 4.1 Except as otherwise provided in the Trust’s Registration Statement, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his or her duly authorized agent upon delivery to the Sponsor or the Trust’s Transfer Agent or similar agent of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Sponsor nor the Trust, nor the Transfer Agent or any similar agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of a proposed transfer.

ARTICLE V

REDEMPTIONS

SECTION 5.1 Redemption of Redemption Baskets.

(a) General. The following procedures, as supplemented by the PA Procedures, which may be amended from time to time in accordance with the provisions of the Participant Agreement (provided that any such amendment shall not constitute an amendment of this Trust Agreement), shall govern the Trust with respect to the redemption of Redemption Baskets.

(i) On any Business Day, a Participant may place an order to redeem Redemption Baskets (each, a “Redemption Order”) in the manner provided in the PA Procedures.

(ii) The Sponsor or its delegates shall process Redemption Orders only from Participants with respect to which a Participant Agreement is in full force and effect.

(iii) The Trust shall redeem Redemption Baskets only in exchange for deposit with the Transfer Agent on the Redemption Settlement Date of the total number of Baskets indicated in the Participant’s Redemption Order.

(iv) Upon receipt of the total number of Baskets indicated in the Participant’s Redemption Order, the Sponsor or its delegate shall instruct the Transfer Agent to cancel the Shares in the Baskets so redeemed. The Sponsor or its delegate shall also instruct the Custodian to deposit into the Participant’s Self-Administered Account or the Liquidity Provider Account, as applicable, a number of Bitcoins equal to the Total Basket Bitcoin Amount.

(v) The Sponsor or its delegate has final determination of all questions as to the determination of the Total Basket Bitcoin Amount at any time.

(vi) The Total Basket Bitcoin Amount shall be delivered only to a Participant Self-Administered Account or a Liquidity Provider Account.

(vii) The Total Basket Bitcoin Amount shall be subject to the deduction of any applicable tax or other governmental charges that may be due.

(b) Rejection. The Sponsor or its delegate shall reject a Redemption Order if the Redemption Order is not in proper form as described in the relevant Participant Agreement or if the fulfillment of the Redemption Order, in the opinion of its counsel, might be unlawful. The redemption of Baskets may be suspended generally, or refused with respect to a particular Redemption Order, during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Sponsor or its delegate make it for all practicable purposes not feasible to process Redemption Orders. None of the Sponsor, its delegates or the Custodian shall be liable for the suspension or rejection of any Redemption Order.

(c) Conflict. In the event of any conflict between the procedures described in this Section 5.1 and the PA Procedures, the PA Procedures shall control.

SECTION 5.2 Other Redemption Procedures.

The Sponsor or its delegates from time to time may, but shall have no obligation to, establish procedures with respect to redemption of Shares in lot sizes smaller than the Redemption Basket and permitting the redemption distribution to be delivered in a manner other than that specified in Section 5.1.

ARTICLE VI

THE SPONSOR

SECTION 6.1 Management of the Trust.

Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor in accordance with this Trust Agreement. The Sponsor may delegate, as provided herein, the duty and authority to manage the Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power.

SECTION 6.2 Authority of Sponsor.

In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement or the Delaware Trust Statute, the Sponsor shall have, and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes of the Trust, which powers and rights shall include, without limitation, the following:

(a) To enter into, execute, accept, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments incidental to the Trust’s purposes, including, but not limited to, contracts with third parties to provide various services, it being understood that any document or instrument so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor; provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that: (A) the Affiliate that it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed by the Affiliate); (B) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are no less favorable to the Trust than could be obtained from equally-qualified unaffiliated third parties; and (C) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Trust shall not exceed one year, and such agreement shall be terminable without penalty upon one hundred twenty (120) days’ prior written notice by the Trust;

(b) To establish, maintain, deposit into, and sign checks and/or otherwise draw upon, accounts on behalf of the Trust with appropriate banking and savings institutions;

(c) To deposit, withdraw, pay, retain and distribute the Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement;

(d) To supervise the preparation of the Prospectus and supplements and amendments thereto;

(e) To pay or authorize the payment of distributions to the Shareholders and expenses of the Trust;

(f) To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be traded on NYSE Arca and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such trading;

(g) In the sole and absolute discretion of the Sponsor, to admit an Affiliate or Affiliates of the Sponsor as additional Sponsors;

(h) Delegate those of its duties hereunder as it shall determine from time to time to one or more Distributors, and add any additional service providers, if needed and as applicable;

(i) Perform such other services as the Sponsor believes that the Trust may from time to time require; and

(j) In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any objective or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes, objects or powers.

SECTION 6.3 Obligations of the Sponsor.

In addition to the obligations expressly provided by the Delaware Trust Statute or this Trust Agreement, the Sponsor shall:

(a) Devote such of its time to the business and affairs of the Trust as it shall, in its discretion exercised in good faith, determine to be necessary to carry out the purposes of the Trust, as set forth in Section 1.5, for the benefit of the Shareholders;

(b) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(c) Retain independent public accountants to audit the accounts of the Trust;

(d) Employ attorneys to represent the Sponsor and, as necessary, the Trust;

(e) Select and enter into agreements with the Trustee and any other service provider to the Trust;

(f) Use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes under Subpart E, Part I of Subchapter J of the Code;

(g) Monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;

(h) Have fiduciary responsibility for the safekeeping and use of the Trust Estate, whether or not in the Sponsor’s immediate possession or control;

(i) Not employ or permit others to employ the Trust Estate in any manner except for the benefit of the Trust, including, among other things, the utilization of any portion of the Trust Estate as compensating balances for the exclusive benefit of the Sponsor;

(j) At all times act with integrity and good faith and exercise due diligence in all activities relating to the Trust and in resolving conflicts of interest;

(k) Enter into a Participant Agreement with each Participant and discharge the duties and responsibilities of the Trust and the Sponsor thereunder;

(l) Receive directly or through its delegates from Participants and process properly submitted Creation Orders, as described in Section 3.2(a);

(m) Receive directly or through its delegates from Participants and process properly submitted Redemption Orders, as described in Section 5.1(a), or as may from time to time be permitted by Section 5.2;

(n) Interact with the Custodian and any other party as required;

(o) Cause the Trust to comply with all rules, orders and regulations of the SEC and NYSE Arca to which the Trust is subject as a result of the effectiveness of the Registration Statement and the listing of the Shares on NYSE Arca, and take all such other actions as may reasonably be taken and are necessary for the Shares to remain registered with the SEC and traded on NYSE Arca until the Trust is terminated or the Shares are no longer registered with the SEC or traded on NYSE Arca; and

(p) Take all actions to prepare and, to the extent required by this Trust Agreement or by law, mail to Shareholders any reports, press releases or statements, financial or otherwise, that the Sponsor determines are required to be provided to Shareholders by applicable law or governmental regulation or the requirements of the SEC or NYSE Arca, as applicable.

The foregoing clauses of Section 6.2 and this Section 6.3 shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

SECTION 6.4 General Prohibitions.

The Trust shall not:

(a) Receive any property other than Bitcoin upon the issuance of Shares;

(b) Hold any property other than Bitcoins or cash from the sale of Bitcoins;

(c) Hold any cash from the sale of Bitcoins for more than thirty (30) Business Days prior to using such cash to pay Additional Trust Expenses and distributing any remaining cash to the Shareholders;

(d) Redeem the Shares other than (i) to satisfy a Redemption Order from a Participant, (ii) as provided in Section 6.10 or (iii) upon the dissolution of the Trust;

(e) Borrow money from or loan money to any Shareholder (including the Sponsor) or any other Person;

(f) Create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Trust Estate, except liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(g) Commingle the Trust Estate with the assets of any other Person;

(h) Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(i) Enter into any contract with the Sponsor or an Affiliate of the Sponsor (A) that, except for selling agreements for the sale of Shares, has a term of more than one year and that does not provide that it may be canceled by the Trust without penalty on sixty (60) days prior written notice or (B) for the provision of services, except at rates and terms at least as favorable as those that may be obtained from third parties in arm’s length negotiations; or

(j) Cause the Trust to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

SECTION 6.5 Liability of Covered Persons.

A Covered Person shall have no liability to the Trust, any Shareholder or any other Covered Person for any loss suffered by the Trust which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute fraud, gross negligence, bad faith or willful misconduct of such Covered Person. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Limited Owner or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegatee selected by the Sponsor with reasonable care.

SECTION 6.6 Fiduciary Duty.

(a) To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or any other Person, the Sponsor acting under this Trust Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement subject to the standard of care described in Section 6.5 herein. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. To the fullest extent permitted by law, no Person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, the Limited Owners or any other Person.

(b) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, any Limited Owner or any other Person, on the other hand; or

(ii) whenever this Trust Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Limited Owner or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c) The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Limited Owners for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Limited Owners or any Affiliate of the Trust or the Limited Owners.

(d) To the fullest extent permitted by law and notwithstanding any other provision of this Trust Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

SECTION 6.7 Indemnification of the Sponsor.

(a) The Sponsor shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust, provided that (i) the Sponsor was acting on behalf of, or performing services for, the Trust and has determined, in good faith, that such course of conduct was in the best interests of the Trust and such liability or loss was not the result of fraud, gross negligence, bad faith, willful misconduct, or a material breach of this Trust Agreement on the part of the Sponsor and (ii) any such indemnification will be recoverable only from the Trust Estate. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Code by or against the Sponsor.

(b) Notwithstanding the provisions of Section 6.7(a) above, the Sponsor, any Participant and any other Person acting as a broker-dealer for the Trust shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c) The Trust shall not incur the cost of that portion of any insurance that insures any party against any liability, the indemnification of which is herein prohibited.

(d) Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a Limited Owner or the legal action is initiated by a Limited Owner and a court of competent jurisdiction specifically approves such advance; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section 6.7.

(e) The term “Sponsor” as used only in this Section 6.7 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Trust Agreement.

(f) In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Limited Owner’s (or assignee’s) obligations or liabilities unrelated to Trust business, such Limited Owner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

SECTION 6.8 Expenses and Limitations Thereon.

(a) Sponsor’s Fee.

(i) The Trust shall pay to the Sponsor a fee (the “Sponsor’s Fee”), payable in Bitcoins, which shall accrue daily in U.S. Dollars at an annual rate equal to a percentage, to be determined by the Sponsor, of the Bitcoin Holdings of the Trust as of 4:00 p.m. (New York time) on each day, provided that for a day that is not a Business Day, the calculation shall be based on the Bitcoin Index Price from the most recent Business Day. The amount of Bitcoins payable in respect of each daily U.S. Dollar accrual shall be determined by reference to the same Bitcoin Index Price used to determine such accrual. The Sponsor’s Fee is payable to the Sponsor monthly in arrears.

(ii) To cause the Trust to pay the Sponsor’s Fee, the Sponsor shall instruct the Custodian to withdraw from the Bitcoin Account the number of Bitcoins equal to the accrued but unpaid Sponsor’s Fee and transfer such Bitcoins to an account maintained by the Custodian for the Sponsor at such times as the Sponsor determines in its absolute discretion.

(iii) After the payment of the Sponsor’s Fee to the Sponsor, the Sponsor may elect to convert the Sponsor’s Fee into U.S. Dollars. The Limited Owners acknowledge that the rate at which the Sponsor converts such Bitcoins to U.S. Dollars may differ from the rate at which the Sponsor’s Fee was initially converted into Bitcoins. The Trust shall not be responsible for any fees and expenses incurred by the Sponsor to convert Bitcoins received in payment of the Sponsor’s Fee into U.S. Dollars.

(iv) As consideration for receipt of the Sponsor’s Fee, the Sponsor shall assume and pay (i) the Marketing Fee, (ii) the Administrator Fee, (iii) the Custodian Fee, (iv) the Transfer Agent fee, (v) the Trustee fee, (vi) the fees and expenses related to public trading on NYSE Arca (including legal, marketing and audit fees and expenses), (vii) legal expenses, (viii) audit fees, (ix) regulatory fees, including any fees relating to the registration of the Shares with the SEC, (x) printing and mailing costs (including costs of maintaining the Trust’s website) and (xi) applicable license fees (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”). In the Sponsor’s sole discretion, all or any portion of a Sponsor-paid Expense may be redesignated as an Additional Trust Expense.

(b) Additional Trust Expenses.

(i) At the direction of the Sponsor, the Trust shall pay any expenses incurred by the Trust in addition to the Sponsor’s Fee that are not Sponsor-paid Expenses, including, but not limited to, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of Shareholders, any indemnification of the Custodian, Administrator or other agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses (collectively, “Additional Trust Expenses”).

(c) The Sponsor or its delegates shall direct the Custodian to withdraw Bitcoins as needed from the Vault Account to pay the Sponsor’s Fees (as well as the Additional Trust Expenses, if any).

(d) The Sponsor or any Affiliate of the Sponsor may be reimbursed only for the actual cost to the Sponsor or such Affiliate of any expenses that it advances on behalf of the Trust for payment of which the Trust is responsible. In addition, payment to the Sponsor or such Affiliate for indirect expenses incurred in performing services for the Trust in its capacity as the Sponsor (or an Affiliate of the Sponsor) of the Trust, such as salaries and fringe benefits of officers and directors, rent or depreciation, utilities and other administrative items generally falling within the category of the Sponsor’s “overhead,” is prohibited.

SECTION 6.9 Business of Shareholders.

Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity that is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if adverse to the interests of the Trust, shall not be deemed wrongful or improper.

SECTION 6.10 Voluntary Withdrawal of the Sponsor.

The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon one hundred and twenty (120) days’ prior written notice to all Limited Owners and the Trustee. Following receipt of such notice and if the withdrawing Sponsor is the last remaining Sponsor, Limited Owners holding Shares equal to at least a majority (over 50%) of the Shares (not including Shares held by the Sponsor) may vote to elect and appoint, effective as of a date on or prior to the withdrawal, a successor Sponsor who shall carry on the business of the Trust. In the event of its withdrawal, the Sponsor shall be entitled to a redemption of its Shares for a number of Bitcoins determined by dividing the number of Bitcoins owned by the Trust at such time (reduced by the number of whole and fractional Bitcoins constituting accrued but unpaid fees and expenses of the Trust at such time) by the number of Shares outstanding at such time (calculated to one one-hundred-millionth of one Bitcoin) and multiplying the quotient obtained by the number of Shares to be redeemed. If the Sponsor withdraws and a successor Sponsor is named, the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

SECTION 6.11 Authorization of Prospectus.

Each Limited Owner (or any permitted assignee thereof) hereby agrees that the Trust, the Sponsor and the Trustee are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in or contemplated by the Prospectus on behalf of the Trust without any further act, approval or vote of the Limited Owners, notwithstanding any other provision of this Trust Agreement, the Delaware Trust Statute or any applicable law, rule or regulation.

SECTION 6.12 Litigation.

The Sponsor is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Trust’s assets and, thereafter, out of the assets (to the extent that it is permitted to do so under the various other provisions of this Trust Agreement) of the Sponsor.

SECTION 6.13 Transfer of Sponsor’s Shares.

(a) The Sponsor shall not cease to be a Sponsor of the Trust merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties.

(b) To the fullest extent permitted by law, and on sixty (60) days’ prior written notice to the Limited Owners, of their right to vote thereon if any such transaction is other than with an Affiliated entity, nothing in this Trust Agreement shall be deemed to prevent the merger of the Sponsor with another corporation or other entity, the reorganization of the Sponsor into or with any other corporation or other entity, the transfer of all the capital stock of the Sponsor, the assumption of the rights, duties and liabilities of the Sponsor by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law or the transfer of the Sponsor’s Shares to an Affiliate of the Sponsor. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of Section 6.10.

ARTICLE VII

THE LIMITED OWNERS

SECTION 7.1 No Management or Control; Limited Liability; Exercise of Rights through a Participant.

The Limited Owners shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 7.3, no Limited Owner shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of his Percentage Interest of the Trust Estate. Except as provided in Section 7.3 hereof, each Share owned by a Limited Owner shall be fully paid and no assessment shall be made against any Limited Owner. No salary shall be paid to any Limited Owner in his capacity as a Limited Owner, nor shall any Limited Owner have a drawing account or earn interest on its Percentage Interest of the Trust Estate. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Limited Owner shall be a beneficiary of the Trust and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Limited Owner, subject to the terms and conditions of this Trust Agreement.

SECTION 7.2 Rights and Duties.

The Limited Owners shall have the following rights, powers, privileges, duties and liabilities:

(a) The Limited Owners shall have the right to obtain from the Sponsor information on all things affecting the Trust, provided that such information is for a purpose reasonably related to the Limited Owner’s interest as a beneficial owner of the Trust.

(b) The Limited Owners shall receive the share of the distributions provided for in this Trust Agreement in the manner and at the times provided for in this Trust Agreement.

(c) Except for the Limited Owners’ redemption rights set forth in Article VI hereof, Limited Owners shall have the right to demand a redemption of their Shares only upon the dissolution and winding up of the Trust and only to the extent of funds available therefor as provided in Section 12.2. In no event shall a Limited Owner be entitled to demand or receive property other than cash upon the dissolution and winding up of the Trust. No Limited Owner shall have priority over any other Limited Owner as to distributions. The Limited Owner shall not have any right to bring an action for partition against the Trust.

(d) Limited Owners holding Shares representing (i) at least a majority (over 50%) of the Shares (not including Shares held by the Sponsor and its Affiliates) may vote to appoint a successor Sponsor as provided in Section 6.10 or to continue the Trust as provided in Section 12.1(f). Except as set forth in this Section 7.2(d), the Limited Owners shall have no voting or other rights with respect to the Trust.

SECTION 7.3 Limitation of Liability.

(a) Except as provided in Section 6.7(f) and as otherwise provided under Delaware law, the Limited Owners shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of Delaware and no Limited Owner shall be liable for claims against or debts of the Trust in excess of his Percentage Interest of the Trust Estate, except in the case of a Limited Owner that is a Participant, in the event that the liability is founded upon misstatements or omissions contained in such Limited Owner’s Participant Agreement. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Limited Owner with respect to amounts distributed to such Limited Owner or amounts received by such Limited Owner upon redemption of such Limited Owner’s Shares unless, under Delaware law, such Limited Owner is liable to repay such amount.

(b) The Trust shall indemnify to the full extent permitted by law and the other provisions of this Trust Agreement, and to the extent of the Trust Estate, each Limited Owner against any claims of liability asserted against such Limited Owner solely because he is a beneficial owner of one or more Shares as a Limited Owner.

(c) Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor on behalf of the Trust shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of such instrument are not binding upon the Limited Owners individually but are binding only upon the assets and property of the Trust, and no resort shall be had to the Limited Owners’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Trust Agreement and may contain any further recital that the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Limited Owners individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 7.3 shall diminish the limitation on the liability of the Trust to the extent set forth in Section 3.5 hereof.

SECTION 7.4 Derivative Actions.

In addition to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.

ARTICLE VIII

BOOKS OF ACCOUNT AND REPORTS

SECTION 8.1 Books of Account.

Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by the applicable law and regulations and as are usually entered into books of account kept by trusts. The books of account shall be kept at the principal office of the Trust and no Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Trustee. Such books of account shall be kept, and the Trust shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article IX.

SECTION 8.2 Quarterly Updates, Annual Updates and Account Statements.

(a) The Sponsor shall prepare and publish the Trust’s Quarterly Reports and Annual Reports as required by the rules and regulations of the SEC.

SECTION 8.3 Tax Information.

Appropriate tax information (adequate to enable each Limited Owner to complete and file its U.S. federal tax return) shall be delivered to each Limited Owner as soon as practicable following the end of each Fiscal Year but, to the extent possible, no later than March 15. All such information shall be prepared, and all of the Trust’s tax returns shall be filed, in a manner consistent with the treatment of the Trust as a grantor trust. The Trust’s taxable year shall be the calendar year. The Trustee shall comply with all U.S. federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Shareholders that the Trustee reasonably believes are applicable under the Code. The consent of Shareholders shall not be required for such withholding.

SECTION 8.4 Calculation of Bitcoin Holdings.

The Sponsor or its delegate shall calculate and publish the Trust’s Bitcoin Holdings each Business Day as of 4:00 p.m., Eastern time, or as soon thereafter as practicable. In order to calculate the Bitcoin Holdings, the Sponsor shall:

1.	Determine the Bitcoin Index Price.

2.	Multiply the Bitcoin Index Price by the aggregate number of Bitcoins owned by the Trust as of 4:00 p.m., Eastern time, on the immediately preceding day.

3.	Add the U.S. Dollar value of Bitcoins, as calculated using the Bitcoin Index Price, receivable under pending Creation Orders, if any, determined by multiplying the number of the Creation Baskets represented by such Creation Orders by the Basket Bitcoin Amount and then multiplying such product by the Bitcoin Index Price.

4.	Subtract the U.S. Dollar value of the Bitcoins, as calculated using the Bitcoin Index Price, constituting the Sponsor’s Fee, determined by multiplying the number of such Bitcoins by the Bitcoin Index Price.

5.	Subtract the Additional Trust Expenses, if any.

6.	Subtract the U.S. Dollar value of the Bitcoins to be distributed under pending Redemption Orders, determined by multiplying the number of Redemption Baskets represented by such Redemption Orders by the Basket Bitcoin Amount and then multiplying such product by the Bitcoin Index Price.

In the event that the Sponsor determines that the methodology used to determine the Bitcoin Index Price is not an appropriate basis for valuation of the Trust’s Bitcoins, the Sponsor shall use an alternative methodology as set forth in the Prospectus.

SECTION 8.5 Maintenance of Records.

The Sponsor shall maintain for a period of at least six Fiscal Years (a) all books of account required by Section 8.1 hereof; (b) a copy of the Certificate of Trust and all certificates of amendment thereto; (c) copies of the Trust’s U.S. federal, state and local income tax returns and reports, if any; (d) copies of any effective written Trust Agreements, Participant Agreements, including any amendments thereto; and (e) any financial statements of the Trust. The Sponsor may keep and maintain the books and records of the Trust in paper, magnetic, electronic or other format as the Sponsor may determine in its sole discretion, provided that the Sponsor shall use reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 8.5 and the rules and regulations of the SEC or NYSE Arca with respect to the maintenance of records, the records shall be maintained pursuant to the rules and regulations of the SEC or NYSE Arca.

ARTICLE IX

FISCAL YEAR

SECTION 9.1 Fiscal Year.

The fiscal year of the Trust for financial accounting purposes (the “Fiscal Year”) shall begin on the 1st day of January and end on the 31st day of December of each year. The Fiscal Year in which the Trust shall terminate shall end on the date of such termination.

ARTICLE X

AMENDMENT OF TRUST AGREEMENT; MEETINGS

SECTION 10.1 Amendments to the Trust Agreement.

(a) Except as specifically provided herein, the Sponsor, in its sole discretion and without Shareholder consent, may amend or otherwise supplement this Trust Agreement by making an amendment, an Agreement supplemental hereto, or an amended and restated declaration of trust and trust agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by Sponsor in its sole discretion; provided that the Sponsor shall not be permitted to make any such amendment, or otherwise supplement this Trust Agreement, if such amendment or supplement would permit the Sponsor, the Trustee or any other Person to vary the investment of the Shareholders (within the meaning of Treasury Regulations Section 301.7701-4(c)) or would otherwise adversely affect the status of the Trust as a grantor trust for U.S. federal income tax purposes. Any amendment to this Trust Agreement which materially adversely affects the interests of the Shareholders shall not be effective any earlier than twenty (20) days after receipt by the affected Shareholders of a notice provided by the Sponsor with respect to any such amendment.

(b) Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Trust Statute, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

(c) No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the

Trustee reasonably believes that such amendment adversely affects any of its rights, duties or liabilities. The Trustee shall be under no obligation to execute any amendment to the Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter from the Sponsor, in form and substance reasonably satisfactory to the Trustee, (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Trust Agreement in favor of the Trustee and do not adversely affect the Trustee.

(d) To the fullest extent permitted by law, no provision of this Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

SECTION 10.2 Meetings of the Trust.

Meetings of the Shareholders may be called by the Sponsor. The Sponsor shall provide written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than thirty (30) nor more than sixty (60) days after the date of mailing of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting and an opinion of independent counsel as to the effect of such proposed action on the liability of Limited Owners for the debts of the Trust. Shareholders may vote in person or by proxy at any such meeting.

SECTION 10.3 Action Without a Meeting.

Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 13.5. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 13.5 and actually received by the Trust within twenty (20) days after the notice of solicitation is sent. The Covered Persons dealing with the Trust shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this Section 10.3 and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of any communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 13.5.

ARTICLE XI

TERM

SECTION 11.1 Term.

The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the provisions of Article XII hereof or as otherwise provided by law.

ARTICLE XII

TERMINATION

SECTION 12.1 Events Requiring Dissolution of the Trust.

(a) The Trust shall dissolve at any time upon the happening of any of the following events:

(i) a U.S. federal or state regulator requires the Trust to shut down or forces the Trust to liquidate its Bitcoins or seizes, impounds or otherwise restricts access to the Trust Estate;

(ii) the Trust is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iii) the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services businesses, providers of prepaid or stored value or similar entities, or virtual currency businesses, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iv) any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the Bitcoin Index Price;

(v) any ongoing event exists that either prevents the Trust from converting or makes impractical the Trust’s reasonable efforts to convert Bitcoins to U.S. Dollar;

(vi) a certificate of dissolution or revocation of the Sponsor’s charter is filed (and ninety (90) days have passed after the date of notice to the Sponsor of revocation without a reinstatement of the Sponsor’s charter) or the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Sponsor (each of the foregoing events an “Event of Withdrawal”) has occurred unless (i) at the time there is at least one remaining Sponsor or (ii) within ninety (90) days of such Event of Withdrawal Shareholders holding at least a majority of the Shares (not including Shares held by the Sponsor and its Affiliates) agree in writing to continue the Trust and to select, effective as of the date of such event, one or more successor Sponsors;

(vii) Shareholders holding at least 75% of the outstanding Shares notify the Sponsor that they elect to dissolve the Trust and such notice is sent to the Sponsor not less than ninety (90) days prior to the effective date of dissolution; or

(viii) the Custodian resigns or is removed without replacement.

(b) The Sponsor may, in its sole discretion, dissolve the Trust if any of the following events occur:

(i) the SEC determines that the Trust is an investment company required to be registered under the Investment Company Act of 1940;

(ii) the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act;

(iii) the Trust becomes insolvent or bankrupt;

(iv) all of the Trust’s Bitcoins are sold;

(v) the Sponsor determines that the size of the Trust Estate in relation to the expenses of the Trust makes it unreasonable or imprudent to continue the Trust;

(vi) the Sponsor receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Code; or

(vii) the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within one hundred and eighty (180) days.

(c) The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Limited Owner shall not result in the termination of the Trust, and such Limited Owner, his estate, custodian or personal representative shall have no right to a redemption of such Limited Owner’s Shares. Each Limited Owner (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the Trust Estate and any right to an audit or examination of the books of the Trust, except for such rights as are set forth in Article VIII hereof relating to the books of account and reports of the Trust.

SECTION 12.2 Distributions on Dissolution. Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority in interest of the Limited Owners may propose and approve) shall take full charge of the Trust Estate. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the

Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up and all assets owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests.

SECTION 12.3 Termination; Certificate of Cancellation. Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate and the Sponsor or the Liquidating Trustee, as the case may be, shall instruct the Trustee to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Trust Statute at the expense of the Sponsor or the Liquidating Trustee, as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Governing Law. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 13.1, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Shareholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts that relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Sections 1.5 and 1.6, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Sections 1.5 and 1.6, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

SECTION 13.2 Provisions In Conflict With Law or Regulations.

(a) The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act or other applicable U.S. federal or state laws or the rules and regulations of the SEC or NYSE Arca, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant to this Trust Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

SECTION 13.3 Merger and Consolidation. Subject to the provisions of Section 1.5, the Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for shares in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, subject to the provisions of Section 1.5, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i), (ii) and (iii) above without any vote or other action of the Shareholders.

SECTION 13.4 Construction. In this Trust Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Trust Agreement.

SECTION 13.5 Notices. All notices or communications under this Trust Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Limited Owners) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier, and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing.

All notices that are required to be provided to the Trustee shall be sent to:

Delaware Trust Company

Attention: Corporate Trust Administration

2711 Centerville Road, Suite 400

Wilmington, DE 19808

All notices that the Trustee is required to provide shall be sent to:

if to the Trust, at

Bitcoin Investment Trust

636 Avenue of the Americas, 3rd Floor

New York, New York 10011

Attention: Michael Sonnenshein

if to the Sponsor, at

Grayscale Investments, LLC

636 Avenue of the Americas, 3rd Floor

New York, New York 10011

Attention: Michael Sonnenshein

SECTION 13.6 Counterparts. This Trust Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

SECTION 13.7 Binding Nature of Trust Agreement.

The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.

SECTION 13.8 No Legal Title to Trust Estate. Subject to the provisions of Section 1.7 in the case of the Sponsor, the Shareholders shall not have legal title to any part of the Trust Estate.

SECTION 13.9 Creditors. No creditors of any Shareholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.

SECTION 13.10 Integration. This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 13.11 Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to Grayscale Investments, LLC.

IN WITNESS WHEREOF, the undersigned have duly executed this Fourth Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY, as Trustee

By:
Name:
Title:

GRAYSCALE INVESTMENTS, LLC, as Sponsor

By:
Name:
Title:

DIGITAL CURRENCY GROUP, INC., solely with respect to Section 2.4

By:
Name:
Title:

EXHIBIT A

FORM OF CERTIFICATE OF TRUST

A-1

CERTIFICATE OF TRUST

OF

BITCOIN INVESTMENT TRUST

This Certificate of Trust of Bitcoin Investment Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Bitcoin Investment Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Delaware Trust Company, 2711 Centerville Road, Suite 210, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF PARTICIPANT AGREEMENT

B-1